Ex. 99.1

                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                 Contacts:
New York, N.Y. 10022                                       ---------
                                                           James N. Fernandez
                                                           (212)230-5315
                                                           Mark L. Aaron
                                                           (212)230-5301


                      TIFFANY TO RELOCATE NEW YORK OFFICES
                      ------------------------------------

New York, April 29, 2010 - Tiffany & Co. (NYSE: TIF) today announced that its New York subsidiary has signed a lease for office space to house headquarters' staff at 200 Fifth Avenue (at 23rd Street), a building formerly known as the International Toy Center.

Currently, Tiffany's headquarters' staff is located in three separate locations in midtown Manhattan and the move, expected to occur in spring 2011, will enable Tiffany to consolidate all personnel in one location and generate occupancy savings.

Michael J. Kowalski, chairman and chief executive officer, said "This is an excellent opportunity to lock in meaningful long-term savings in occupancy costs, and to gain efficiencies from housing everyone in one location. We are also pleased that the renovated 200 Fifth Avenue building, which recently celebrated its centennial, is expected to be designated a "green" office building that is LEED-certified for its environmental and energy efficient features, consistent with Tiffany's corporate sustainability philosophy."

Tiffany intends to sublease its existing properties through the end of their lease terms which run through 2015, but expects to recover only a portion of its rent obligations due to current market conditions. Accordingly, the Company anticipates recording expenses of approximately $30 million in the fiscal year ending January 31, 2012; this charge is associated with those non-cancellable lease obligations. Additionally, Tiffany will incur expenses of approximately $20 million in the fiscal year ending January 31, 2011 and $5 million in the fiscal year ending January 31, 2012; these expenses are associated with the acceleration of depreciation of property and equipment and incremental rents during the transition period. Changes in market conditions may affect the total expenses ultimately recorded. After completion of the relocation, the Company estimates a future benefit of approximately $125 million over the lease term which expires in 2026; these estimated








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savings are based on current rental costs and assumptions  made regarding future potential rent increases at the existing locations.

The aforementioned expenses to be incurred in the fiscal year ending January 31, 2011 were not included in the Company's earnings outlook provided on March 22.

Tiffany was represented by Studley on this transaction.

Company Description
-------------------
Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.




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